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                                 EXHIBIT 21
                                 ----------

SUBSIDIARIES
DECEMBER 31, 1997


Wholly-owned subsidiaries are:

            VWR Scientific International Corporation - a Delaware
              corporation

            Scientific Holdings Corporation - a Delaware corporation

            VWR Scientific of Canada Ltd. - a Canadian corporation, is a wholly owned subsidiary of Scientific Holdings
              Corporation.